Exhibit 99.1

The Hanover Reports Third Quarter Net Income of $1.74 per Diluted Share;

Operating Income(1) of $1.61 per Diluted Share;

Combined Ratio of 94.9%, including Catastrophe Impact of 4.0 points

Former Hanover CFO Eugene Bullis to Return as Interim CFO

WORCESTER, Mass., October 28, 2015 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $78.3 million, or $1.74 per diluted share, for the third quarter of 2015, compared to net income of $54.9 million, or $1.22 per diluted share, in the prior-year quarter. Operating income was $72.2 million, or $1.61 per diluted share, in the third quarter of 2015, compared to $47.7 million, or $1.06 per diluted share, in the prior-year quarter.

The company also announced that its former executive vice president and chief financial officer, Eugene M. Bullis, has rejoined the company to serve as interim chief financial officer. Bullis will assume the role previously held by David B. Greenfield, who passed away earlier this month, while the company searches for a permanent successor. Bullis is an experienced senior financial executive who served as executive vice president and chief financial officer at The Hanover from 2007 to 2010, and served on public and private company boards since. Prior to joining The Hanover, Bullis served as chief financial officer of CNO Financial Group, Inc. (formerly known as Conseco, Inc.) and Wang Laboratories, Inc., among others. He began his career with Ernst & Young, rising to partner on the firm’s insurance industry practice committee.

Third Quarter Highlights

•	Combined ratio of 94.9%; combined ratio excluding catastrophes(2) of 90.9%

•	Net premiums written of $1.2 billion; excluding the effect of exiting the U.K. motor business, net premiums written were up 2.8%, led by growth in Commercial Lines of 7.1%

•	Continued price increases in Commercial and Personal Lines

•	Net investment income of $68.3 million, up 1.2% from the prior-year quarter

•	Book value per share of $66.55, up 0.4% from June 30, 2015, and up 2.6% from December 31, 2014

•	Repurchased approximately 783,000 shares of common stock for $61.8 million during the third quarter

•	The company’s board of directors authorized a $300 million increase to its existing common stock repurchase program

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

	Three months ended September 30		Nine months ended September 30
(In millions, except per share data)	2015	2014	2015	2014
Net premiums written (3)	$1,199.6	$1,244.8	$3,708.1	$3,693.3
Operating income	72.2	47.7	199.7	153.1
per diluted share	1.61	1.06	4.43	3.41
Net income	78.3	54.9	253.9	192.1
per diluted share	1.74	1.22	5.64	4.28
Net investment income	68.3	67.5	209.1	201.5
Book value per share	$66.55	$63.37	$66.55	$63.37
Ending shares outstanding	43.2	43.7	43.2	43.7
Combined ratio	94.9%	98.2%	95.9%	97.7%
Combined ratio, excluding catastrophes	90.9%	90.8%	91.6%	92.0%

“I would like to express our deep gratitude to all of you who reached out to us with condolences and support as we grieve the passing of our dear colleague and friend, David Greenfield. David made a lasting mark on our company and on many of us personally, and we will continue to carry on his legacy,” said Frederick H. Eppinger, president and chief executive officer of The Hanover.

“Turning to our results, we are pleased to report another quarter of strong financial earnings, with operating income of $1.61 per share compared to $1.06 in the third quarter last year, helped by lower catastrophe losses as compared to the prior year quarter. Our overall performance reflects the effectiveness of our business strategy, a sound business mix and an ability to generate preferred business from our partners. We are confident that through the combination of our strong market position and clear strategic focus, we will continue to build on the positive momentum we have established.

“Domestic businesses grew 5% in the quarter, benefiting from both continued pricing actions and improved retention. Price increases in the quarter were 5.4% for Core Commercial lines, and 5% for Personal Lines. We are pleased with the overall earnings and strong growth we achieved. We believe our underlying business trend will create earnings accretion in the future.

“Chaucer once again capitalized on its deep underwriting expertise and strong market position to deliver strong earnings in a challenging market, and we remain focused on profitability in this business.

“Our book value per share increased to $66.55, up 2.6% all-in since December 31, 2014, and 6.9% excluding unrealized gains on investments and derivatives. We are pleased with our ROE trajectory, as we generated a 10.8% operating ROE in the current quarter and 10.2% year-to-date, giving us line of sight to our financial goals as we progress toward top-quartile performance.

“We are also pleased that Gene Bullis, who provided outstanding financial leadership as the company’s CFO in the past, will rejoin us as interim CFO to provide continuity through this transition. Gene led our finance function during one of the country’s most challenging economic periods. We look forward to working with him as we search for David’s successor,” Eppinger concluded.

Third Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $47.1 million, compared to $43.1 million in the third quarter of 2014. The Commercial Lines combined ratio was 98.3%, compared to 98.7% in the prior-year quarter. Catastrophe losses were $13.8 million, or 2.5 points of the combined ratio, compared to $20.4 million, or 3.9 points, in the prior-year quarter. Third quarter 2015 results also reflected net unfavorable prior-year reserve development of $11.8 million, or 2.1 points of the combined ratio, compared to $1.1 million, or 0.2 points, in the third quarter of 2014.

The unfavorable prior-year loss reserve development in the current quarter was primarily driven by auto, recorded in both the commercial auto and other commercial lines, as well as development in the commercial multiple peril line, partially offset by favorable development in the workers’ compensation line.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by 0.9 points to 93.7%, compared to 94.6% in the prior-year quarter, driven by a lower expense ratio due to growth leverage and, to a lesser extent, the timing of certain expenses.

Net premiums written were $617.6 million in the quarter, up 7.1% from the prior-year quarter, driven by pricing increases, as well as improved retention and targeted new business growth.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Nine months ended
	September 30		September 30
$ in millions	2015	2014	2015	2014
Net premiums written	$617.6	$576.6	$1,768.6	$1,656.9
Net premiums earned	560.4	521.9	1,663.6	1,552.2
Operating income before taxes	47.1	43.1	126.5	103.4
Loss and LAE ratio	62.5%	61.6%	63.1%	63.4%
Expense ratio(5)	35.8%	37.1%	36.1%	36.9%

Combined ratio	98.3%	98.7%	99.2%	100.3%

Combined ratio, excluding catastrophe losses	95.8%	94.8%	94.9%	95.3%
Current accident year combined ratio, excluding catastrophe losses	93.7%	94.6%	93.8%	95.1%

Personal Lines

Personal Lines operating income before taxes was $37.2 million in the quarter, compared to $6.7 million in the third quarter of 2014. The Personal Lines combined ratio was 94.2%, compared to 102.8% in the prior-year quarter. Catastrophe losses were $20.1 million, or 5.6 points of the combined ratio, compared to $51.6 million, or 14.6 points, in the prior-year quarter. Third quarter 2015 results also reflected net favorable prior-year reserve development of $2.5 million, or 0.7 points of the combined ratio, compared to $0.7 million, or 0.2 points, in the third quarter of 2014.

The Personal Lines current accident year combined ratio, excluding catastrophe losses, was 89.3%, compared to 88.4% in the prior-year quarter. The current accident year loss ratio, excluding catastrophes, increased in the third quarter of 2015 due to a higher than usual incidence of large losses in the homeowners line, including fires.

Net premiums written were $383.3 million in the quarter, up 1.1%, compared to the prior-year quarter, primarily due to rate increases.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended		Nine months ended
	September 30		September 30
$ in millions	2015	2014	2015	2014
Net premiums written	$383.3	$379.1	$1,088.0	$1,069.1
Net premiums earned	358.6	353.0	1,068.2	1,053.5
Operating income before taxes	37.2	6.7	91.6	51.0
Loss and LAE ratio	66.1%	74.9%	68.2%	71.9%
Expense ratio	28.1%	27.9%	27.9%	28.0%

Combined ratio	94.2%	102.8%	96.1%	99.9%

Combined ratio, excluding catastrophe losses	88.6%	88.2%	89.9%	90.7%
Current accident year combined ratio, excluding catastrophe losses	89.3%	88.4%	90.5%	91.1%

Chaucer

Chaucer’s operating income before taxes was $41.2 million in the quarter, compared to $39.4 million in the third quarter of 2014. Chaucer’s combined ratio was 87.2%, compared to 91.8% in the prior-year quarter. Catastrophe losses were $11.9 million, or 5.1 points of the combined ratio, compared to $16.1 million, or 5.2 points, in the prior-year quarter. Third quarter 2015 results also reflected net favorable prior-year reserve development of $32.1 million, or 13.9 points of the combined ratio, compared to $22.6 million, or 7.3 points, in the third quarter of 2014.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 96.0%, compared to 93.9% in the prior-year quarter. Excluding the impact of the U.K. motor business transfer on June 30, 2015, higher current accident year combined ratio in the current quarter was driven by higher large loss experience in the energy line.

Net premiums written were $198.7 million in the quarter, down 31.3% over the prior-year quarter, primarily due to the exit from the U.K. motor business. Excluding the effect of the U.K. motor exit, net premiums written declined by 5.7%, driven by lower writings in the energy and property lines, and to a lesser extent, due to foreign exchange movements, partially offset by growth in casualty and marine.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Nine months ended
	September 30		September 30
$ in millions	2015	2014	2015	2014
Net premiums written(3)	$198.7	$289.1	$851.5	$967.3
Net premiums earned	231.1	309.1	835.1	916.0
Operating income before taxes	41.2	39.4	132.4	126.7
Loss and LAE ratio	44.6%	54.8%	51.4%	53.3%
Expense ratio	42.6%	37.0%	37.5%	37.3%

Combined ratio	87.2%	91.8%	88.9%	90.6%

Combined ratio, excluding catastrophe losses	82.1%	86.6%	86.8%	87.7%
Current accident year combined ratio, excluding catastrophe losses	96.0%	93.9%	97.5%	95.5%

Investments

Net investment income was $68.3 million for the third quarter of 2015, compared to $67.5 million in the prior-year period. The increase is primarily due to the investment of higher operating cash flows and lower investment expenses, partially offset by the effect of lower investment assets resulting from the transfer of the U.K. motor business. The average pre-tax earned yield on fixed maturities was 3.64% and 3.68% for the quarters ended September 30, 2015 and 2014, respectively. Total pre-tax earned yield for the three months ended September 30, 2015 was 3.45%, up from the prior-year quarter yield of 3.39%.

Net realized investment gains were $8.0 million in the third quarter of 2015, including $4.2 million of impairment charges. In the third quarter of 2014, net realized investment gains were $4.9 million, including $0.3 million of impairment charges.

The company held $8.4 billion in cash and invested assets on September 30, 2015. Fixed maturities and cash represented 89% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains decreased $47.8 million during the third quarter of 2015, to $168.7 million at September 30, 2015, from $216.5 million at June 30, 2015. During the first nine months of 2015, net unrealized gains decreased $141.5 million. The change in net unrealized investment gains for the quarter and the year resulted from general volatility in prevailing interest rates, credit spreads and equity markets.

Capitalization and Shareholders’ Equity

Book value per share was $66.55, up 0.4% from June 30, 2015 and up 2.6% from December 31, 2014, primarily driven by earnings accretion, partially offset by decreases in unrealized investment gains during the period. Book value per share excluding net unrealized gains on investments and derivatives was $61.97, up 1.7% from June 30, 2015 and up 6.9% from December 31, 2014.

During the quarter, the company repurchased senior debentures maturing in March 2020, with a carrying value of $22.4 million at a cost of $27.8 million.

Stock Repurchases

The company repurchased approximately 783,000 shares of common stock during the third quarter. Year-to-date repurchases through October 27, reached approximately 1.4 million shares for a total amount of $110.0 million.

The company’s board of directors authorized a $300 million increase to its existing common stock repurchase program. Under this repurchase authorization, the company may repurchase common shares in amounts at prices and at such times as the company deems appropriate, subject to market conditions and other considerations. Common shares can be repurchased in open market purchases, privately negotiated transactions, accelerated repurchase programs or other transactions. The company is not required to purchase any specific number of shares or to make purchases by any certain date under this program.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Thursday, October 29, at 10:00 a.m. Eastern Time. A Power Point slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-877-280-4955; if calling internationally, please dial 1-857-244-7312; conference code: 85733299. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s third quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

$ in millions	September 30 2015	December 31 2014
Assets
Total investments	$7,970.5	$8,250.3
Cash and cash equivalents	385.1	373.3
Premiums and accounts receivable, net	1,495.1	1,360.9
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,731.4	2,268.2
Other assets	1,458.9	1,507.0

Total assets	14,041.0	13,759.7

Liabilities
Loss and loss adjustment expense reserves	6,606.3	6,391.7
Unearned premiums	2,719.0	2,583.9
Debt	812.8	903.5
Other liabilities	1,025.4	1,036.6

Total liabilities	11,163.5	10,915.7

Total shareholders’ equity	2,877.5	2,844.0

Total liabilities and shareholders’ equity	$14,041.0	$13,759.7

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended September 30		Nine months ended September 30
$ in millions	2015	2014	2015	2014
Revenues
Premiums earned	$1,150.1	$1,184.0	$3,566.9	$3,521.7
Net investment income	68.3	67.5	209.1	201.5
Total net realized investment gains	8.0	4.9	30.0	31.5
Fees and other income	7.1	9.2	23.3	27.8

Total revenues	1,233.5	1,265.6	3,829.3	3,782.5

Losses and expenses
Losses and loss adjustment expenses	690.7	755.6	2,208.7	2,231.6
Amortization of deferred acquisition costs	259.0	260.0	781.6	773.3
Interest expense	14.7	16.3	45.5	48.9
Gain on disposal of U.K. motor business	—	—	(37.7)	—
Other operating expenses	158.7	158.4	491.2	473.6

Total losses and expenses	1,123.1	1,190.3	3,489.3	3,527.4

Income from continuing operations before income taxes	110.4	75.3	340.0	255.1
Income tax expense	33.2	20.3	87.0	62.9

Income from continuing operations	77.2	55.0	253.0	192.2
Discontinued operations	1.1	(0.1)	0.9	(0.1)

Net income	$78.3	$54.9	$253.9	$192.1

The following is a reconciliation from operating income to net income(6):

The Hanover Insurance Group, Inc.

	Three months ended September 30				Nine months ended September 30
	2015		2014		2015		2014
(In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$47.1		$43.1		$126.5		$103.4
Personal Lines	37.2		6.7		91.6		51.0
Chaucer	41.2		39.4		132.4		126.7
Other	(3.0)		(2.8)		(8.4)		(7.5)

Total	122.5		86.4		342.1		273.6
Interest expense	(14.7)		(16.3)		(45.5)		(48.9)

Operating income before income taxes	107.8	$2.40	70.1	$1.56	296.6	$6.58	224.7	$5.01
Income tax expense on operating income	(35.6)	(0.79)	(22.4)	(0.50)	(96.9)	(2.15)	(71.6)	(1.60)

Operating income after income taxes	72.2	1.61	47.7	1.06	199.7	4.43	153.1	3.41
Gain on disposal of U.K. motor business, net of tax	—	—	—	—	40.3	0.90	—	—
Other non-operating items:
Net realized investment gains	8.0	0.18	4.9	0.11	30.0	0.67	31.5	0.70
Loss from repurchase of debt	(5.6)	(0.12)	(0.1)	—	(24.1)	(0.54)	(0.1)	—
Other	0.2	—	0.4	0.01	(0.2)	—	(1.0)	(0.02)
Income tax benefit on other non-operating items	2.4	0.05	2.1	0.04	7.3	0.16	8.7	0.20

Income from continuing operations, net of taxes	77.2	1.72	55.0	1.22	253.0	5.62	192.2	4.29
Discontinued operations, net of taxes	1.1	0.02	(0.1)	—	0.9	0.02	(0.1)	(0.01)

Net income	$78.3	$1.74	$54.9	$1.22	$253.9	$5.64	$192.1	$4.28

Weighted average shares outstanding		44.9		44.9		45.0		44.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding our ability to achieve financial goals and generate strong earnings, profitable growth and target returns, deliver value to shareholders, long-term success, continued momentum, ability to succeed, future profitability, ability to leverage commercial lines account size and agency strategy to hold rates, commercial lines expense ratio improvement, Specialty business development opportunities, success of strategic initiatives and planned state expansion in Personal Lines, ability to gain market share, potential impact of macroeconomic trends on auto frequency, pricing and retention trends (including whether pricing will exceed loss costs); the potential impact of capital actions and business investments; future margin improvement; the ability to manage the challenging market conditions related to Chaucer’s business; strategic direction; ability to continue earnings growth and improvement through 2016, increased income from “higher yielding assets,” ability to deliver on promises through agency distribution, product offerings, leadership and employees; transition of new CEO and CFO, financial results and earnings guidance for the full year 2015, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the risks attendant to the recent announcements relating to the resignation of the company’s chief executive officer and the passing of its chief financial officer; the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 44 of the 2014 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2014 Annual Report on pages 78-80.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months and nine month ended September 30, 2015 and 2014 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, casualty, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents The Hanover’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, and casualty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1) Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2) Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(3) As reported here, net premiums written do not reflect the June 30, 2015 transfer of $137.4 million of unearned premium reserves previously written by the U.K. motor business. This transfer of unearned premium reserves is part of the disposition of the U.K. motor business and has no impact on net premiums earned.

	Chaucer		Consolidated
	Three months ended	Nine months ended	Three months ended	Nine months ended
$ in millions	September 30, 2015		September 30, 2015
Net premiums written:
Prior to the U.K. motor transfer	$198.7	$851.5	$1,199.6	$3,708.1
Ceded as part of the U.K. motor transfer	—	(137.4)	—	(137.4)

Total net premiums written post U.K. motor transfer	$198.7	$714.1	$1,199.6	$3,570.7

(4) This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(5) Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(6) The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.